Exhibit 16.1

August 3, 2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements included in the Current Report on Form 6-K of Bitdeer Technologies Group to be filed with the Securities and Exchange Commission on or about August 3, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 3, 2026